Exhibit 5.1



                                February 18, 2002



Insignia Systems, Inc.
5025 Cheshire Lane
Plymouth, MN  55446

         Re: OPINION OF COUNSEL AS TO LEGALITY OF WARRANTS TO PURCHASE 190,000 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of the warrants to purchase 260,000 of Common Stock, $.01 par value, of Insignia Systems, Inc. (the "Company") offered to Don Schultz, Erwin Kelen, Frank Trestman, the Frank Trestman Trust and Gary Vars for consulting services rendered to the Company (the "Warrants").

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 190,000 shares of Common Stock issued pursuant to the Warrants will, when exercised, paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

                                           Very truly yours,


                                           LINDQUIST & VENNUM P.L.L.P.


                                           /s/ Lindquist & Vennum P.L.L.P.